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                                                                      EXHIBIT 12

                       LORAL CORPORATION AND SUBSIDIARIES

               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

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
                                                       FOR THE YEARS ENDED MARCH 31,
                                          --------------------------------------------------------
                                            1994        1993        1992        1991        1990
                                          --------    --------    --------    --------    --------
                                                   (IN THOUSANDS, EXCEPT FOR RATIO DATA)
                                                                (UNAUDITED)
Earnings:
  Income from continuing operations
     before taxes, minority interest and
     equity in net income (loss) of
     affiliate..........................  $362,372    $255,543    $240,990    $165,801    $123,061
  Add:
     Interest expense...................    46,957      50,656      57,771      56,429      39,713
     Amortization of debt expense.......       312       2,477       4,066       2,503         661
     Amortization of capitalized
       interest.........................     1,407       1,020       1,035         547         318
     Interest component of rent
       expense..........................    19,572      15,162      13,284      10,858       8,014
                                          --------    --------    --------    --------    --------
  Earnings..............................  $430,620    $324,858    $317,146    $236,138    $171,767
                                          --------    --------    --------    --------    --------
                                          --------    --------    --------    --------    --------
Fixed charges:
  Interest expense......................  $ 46,957    $ 50,656    $ 57,771    $ 56,429    $ 39,713
  Amortization of debt expense..........       312       2,477       4,066       2,503         661
  Capitalized interest..................       268         271          29       1,784         805
  Interest component of rent expense....    19,572      15,162      13,284      10,858       8,014
                                          --------    --------    --------    --------    --------
  Fixed charges.........................  $ 67,109    $ 68,566    $ 75,150    $ 71,574    $ 49,193
                                          --------    --------    --------    --------    --------
                                          --------    --------    --------    --------    --------
Ratio of earnings to fixed charges......      6.42x       4.74x       4.22x       3.30x       3.49x
                                          --------    --------    --------    --------    --------
                                          --------    --------    --------    --------    --------
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